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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

This Agreement sets for the terms and conditions of your employment with Law Office Information Systems, Inc. (LOIS). The attached confidentiality and equipment loan Agreement are an integral part of this Agreement. This Agreement constitutes the entire understanding between the parties hereto and any prior written or oral promises or modifications hereto are hereby merged into and become a part of this Agreement.

Position:  You are an employee of Law Office Information Systems, Inc.  Your
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principal job will be to market LOIS to prospective customers, high priests,
Court systems, Bar Associations, CLE Organizations, and the like. You are expected to work to develop new states, new products and establish the relationships set forth above, as well as working on ventures with other publishers. The nature of your responsibilities and your job position may change from time to time. You will also work in presenting the company to the financial community, as needed. The nature of your responsibilities will require extensive travel both within and outside the U.S.

Salary and Benefits:  Your compensation will be $10,000 per month, and may be
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increased from time to time upon the approval of the Board of Directors.  You and your family will also be covered by the Company's health and dental plan. LOIS will also reimburse you for ordinary and necessary travel and other business expenses relating to your business activities with LOIS. The Company's philosophy is to operate with minimum operating expense, therefore, it is important that you work in a manner that minimizes these expenses.

Duration Requirement.  You agree to remain employed by LOIS for a minimum of two
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(2) years after the date of an offering requiring registration under the
Securities Act of 1934 ("Public Offering") by LOIS, or until August 1, 1999, whichever comes first. In the event of a merger of LOIS with or into another corporation, or the sale of substantially all of the assets of the Company, then and in that event, this Duration Requirement is hereby removed, if agreed to by the other party to such transaction.

Equity:  Upon the execution of this Agreement, you will be granted options by
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the Parker Trust to purchase 140,000 shares of LOIS stock at an exercise price of $2.50 per share.  You will be able to exercise these options according to the
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conditions outlined below.

1.   If LOIS makes a Public Offering:  Subject to the requirements of the
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     Securities and Exchange Commission, after August 1, 1999 or two years after the date of the Public Offering, whichever occurs sooner, you will be able to exercise options to purchase 105,000 shares. The remaining options to purchase 35,000 shares shall be exercisable without restriction, immediately upon the date the Company files a registration statement for the Public Offering.

2.   If LOIS is acquired or merged:  In the event of the merger of LOIS with or
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     into another corporation, or the sale of substantially all of the assets of the Company, you may exercise options to purchases all 140,000 shares immediately prior to or concurrent with the completion of that sale or merger, with the understanding that you agree to sell or exchange your entire interest in LOIS stock to the acquiring party in a transaction recommended by the Board of Directors. The proceeds from the exercise of 105,000 of your options shall remain

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     in the Parker Trust until August 1, 1999, unless the acquiring party agrees to remove the Duration Requirement detailed above. If the Duration Requirement is removed, the proceeds from your 105,000 shares shall be paid directly to you. In all instances, the proceeds from the sale of the remaining 35,000 shares shall be paid directly to you.

3.   If the event that items 1 or 2 (above) do not occur:  You will be able to
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     exercise all 140,000 options on August 1, 1999 or at any time thereafter until August 1, 2009, and accrue all proceeds directly to you.

Further, it is agreed that while the Duration Requirement is in effect you may instruct the Parker Trust to sell shares for which you hold options in any Public Offering or in the public marketplace, subject to approval of the Company's underwriters and compliance with applicable securities laws. In such event, the proceeds from these sales, less the exercise price, shall be held in your account in the Parker Trust and invested in an financial institution selected by the Parker Trust. The amount of this account together with any interest earned on these funds shall be distributed to you after your satisfying all conditions of exercise.

You may also sell your stock if the Company does not elect to make a Public Offering or is not acquired or merged. In that event, LOIS or the Parker Trust has the first right of refusal to match any bona fide offer of purchase. LOIS or the Parker Trust shall be notified in writing of said intent to sell; the party making said purchase; and the amount of said purchase. Within 15 days thereafter and neither LOIS or the Parker Trust has matched the offer, you can sell to the party with the bona fide offer.

Additional Equity and Dilution:  During your employment you may be able to gain
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additional equity interest in the Company through participation in the Company's
Stock Option Plan. The amount of options, if any, that you may receive will be determined by the Board of Directors. It is also understood that from time to time, the Company may issue additional shares of stock, which will dilute your ownership in the Company.

Termination and Severance:  If you elect to terminate your employment with LOIS
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within 2 years after completion of a Public Offering, or August 1, 1999, whichever comes first, all options under this Agreement shall lapse. You also agree that you will not be entitled to any severance from LOIS or any governmental institution or agency if you terminate this agreement.

If LOIS terminates your employment without "legal cause," then and in that event, you shall receive a severance package equal to the amount of your monthly salary plus health benefits, payable for a period of 6 months. Thereafter, you agree that you will not file for any unemployment benefits with any governmental agency or institution. Furthermore, options held by you at the time of such termination which would be exercisable but for the requirement for continued employment described in the previous paragraphs, shall be exercisable for 30 days following termination. In the event that you had instructed the Parker Trust to sell stock subject to an option covered in this agreement, you shall receive those moneys within 30 days.

If LOIS terminates your employment for "legal cause" during said time period mentioned in the preceding sentence, all unexercised options shall be terminated and your entitlement to any funds

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held in the Parker Trust shall be forfeited. Termination for legal cause shall mean termination for any of the following reasons: Willful breach or habitual neglect of duty, or; conviction of any crime, or; conduct lacking moral turpitude, or; dishonesty, or; violation of any statutory or common law duty, or; violation of a fiduciary duty to LOIS, or; accepting any item of value in the aggregate in excess of $1,000.00 from any direct or indirect competitor of LOIS for any reason, unless approved by the Board of Directors.

The Agreement is deemed to have been signed and executed on July 2, 1996.


Accepted as to form and content:              Accepted as to form and content:

/s/ Kyle D. Parker                            /s/ W. Clark Wigley

Kyle D. Parker,                               W. Clark Wigley
President and C.E.O.,
Law Office Information Systems, Inc.

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